Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Wednesday, January 19, 2005

(432) 620-0300

KEY ENERGY 6 3/8% NOTES CONSENT TO EXTENSION OF REPORTING PERIOD

MIDLAND, TX, January 19, 2005 – Key Energy Services, Inc. (NYSE: KEG) today announced that all of the conditions to the Consent Solicitation it commenced on January 7, 2005, relating to the Company’s outstanding 6 3/8% Senior Notes due 2013 and 8 3/8% Senior Notes due 2008 have been satisfied with respect to the 6 3/8% Notes.  The Company, the Company’s subsidiary guarantors of the 6 3/8% Notes and the trustee all have executed and delivered the Supplemental Indenture with respect to the 6 3/8% Notes pursuant to which certain covenants have been amended to provide the Company until March 31, 2005 to comply with the financial reporting covenants in that indenture.  In consideration of the consent, the Company will pay to consenting holders of the 6 3/8% Notes an amount equal to $2.50 for each $1,000 in principal amount of the Notes on the 1st day of each month for which the reporting covenants have not been satisfied.

As a result of these actions, the effective time with respect to the Consent Solicitation for the 6 3/8% Notes has occurred.  Consents from the holders of the 6 3/8% Notes that were accepted before the effective time may not be revoked; however, any holders of 6 3/8% Notes who tender consents to the amendment before 5:00 p.m. (EST) on January 21, 2005, the expiration date for the Consent Solicitation, will receive the consent payment.  Holders of 6 3/8% Notes who do not consent by the expiration date will not receive the consent payment.

The Company has not yet received the requisite consent of the holders of the 8 3/8% Notes to similarly amend the indenture governing that series of Notes.  Holders of the 8 3/8% Notes have until the expiration date to consent to the amendments to the indenture of that series of notes.

A comprehensive description of the Consent Solicitation and its conditions can be found in the Consent Solicitation Statement.

The Company has retained Lehman Brothers to serve as the Solicitation Agent and D.F. King & Co., Inc. to serve as the Information Agent and Tabulation Agent for the Offer. Requests for documents may be directed to D.F. King & Co., Inc., by

6 Desta Drive, Midland, TX 79705

telephone at (800) 848-2998 (toll-free) or (212) 269-5550 or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005. Questions regarding the solicitation of consents may be directed to Lehman Brothers, at (800) 438-3242 (toll-free) or (212) 528-7581, Attention: Liability Management.

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The solicitation is being made solely pursuant to the Consent Solicitation Statement dated January 7, 2005.

Key Energy Services, Inc. is the world’s largest rig-based well service company. The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Egypt.

Certain statements contained in this news release constitute “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the consent solicitation. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Whenever possible, the Company has identified these “forward- looking statements” by words such as “expects”, “believes”, “anticipates” and similar phrases. Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to whether the Company will receive the requisite consents from the noteholders, and the effect of a failure to obtain such consents, including cross-defaults on other indebtedness. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.